Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3/A and related Prospectuses of ClearOne Communications, Inc., filed with the Securities and Exchange Commission on November 1, 2002, and to the incorporation by reference therein of our report dated August 9, 2002 (except note 20 as to which the date is August 27, 2002), with respect to the consolidated financial statements of ClearOne Communications, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 1, 2002